Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Everbridge, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	600,000(2)	$27.66(3)	$16,596,000	0.0001102	$1,828.88

Total Offering Amounts					$16,596,000		$1,828.88

Total Fee Offsets

Net Fee Due							$1,828.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Everbridge, Inc. (the “Registrant”) that become issuable under the Everbridge, Inc. 2022 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock, as applicable.

(2)	Represents 600,000 shares of Common Stock reserved for issuance under the Inducement Plan.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on December 27, 2022.

(4)	The Registrant does not have any fee offsets.